Exhibit 4.4

Execution Version

FIRST SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of September 7, 2022, among Nielsen Finance LLC (the “LLC Issuer”), a Delaware limited liability company, Nielsen Finance Co., a Delaware corporation (the “Corp. Issuer,” together with the LLC Issuer, the “Issuers”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 24, 2020, providing for the issuance of an unlimited aggregate principal amount of 5.875% Senior Notes due 2030 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, with exceptions not here applicable, that the Issuers and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer for the Notes) (the “Requisite Consents”);

WHEREAS, Nielsen Holdings plc, a public limited company formed under the laws of England and Wales, has entered into the Transaction Agreement, dated March 28, 2022, as amended on August 19, 2022 (as further amended, supplemented, waived or otherwise modified from time to time, the “Transaction Agreement”), with Neptune Intermediate Jersey Limited, a private limited company formed under the laws of the Bailiwick of Jersey, and Neptune BidCo US Inc., a Delaware corporation, as further amended from time to time (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Issuers, along with The Nielsen Company (Luxembourg) S.à r.l., a Luxembourg société à responsabilité limitée (private limited liability company), distributed an Offer to Purchase and Consent Solicitation Statement, dated August 24, 2022 (the “Offer to Purchase”), to the Holders of the Notes in connection with the offer to purchase for cash any and all of the outstanding Notes and the concurrent solicitation of such Holders’ consents (the “Consents”) to certain proposed amendments to the Indenture as further described in the Offer to Purchase (the “Proposed Amendments”);

WHEREAS, in accordance with the terms and conditions set forth in the Offer to Purchase, the Holders of a majority in aggregate principal amount of the outstanding Notes have validly provided Consents and have not validly withdrawn their Consents to the adoption of the Proposed Amendments set forth in this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such Consents has been provided by the Issuers to the Trustee;

WHEREAS, the Issuers have approved the Proposed Amendments;

WHEREAS, with the Issuers having received the Requisite Consents from the Holders of the outstanding Notes, the Issuers desire to amend the Indenture pursuant to Section 9.02 of the Indenture to effect the Proposed Amendments;

WHEREAS, in accordance with Sections 7.02, 9.06 and 12.04 of the Indenture, the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof;

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a legal, valid and binding obligation of the Issuers according to its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the agreements and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, as amended by this First Supplemental Indenture.

(2)    Amendments to the Indenture. Section 1.01 of the Indenture, entitled “Definitions,” is hereby amended as set forth below.

(a)    The definition of “Change of Control” shall be modified by deleting clause (3) thereof, which, for the avoidance of doubt, currently reads “(3) Nielsen HF ceases to be a Wholly-Owned Subsidiary of Parent.”, and be further modified to (i) add “or” at the end of clause (1) thereof and (ii) replace “; or” at the end of clause (2) thereof with “.”

(b)    The definition of “Change of Control” shall be further modified to add a new sentence to the end of the definition that would read as follows: “Notwithstanding the foregoing, a “Change of Control” will not occur or be deemed to occur or have occurred (i) in connection with the Acquisition or (ii) at any time so long as (1) the Permitted Holders directly or indirectly beneficially own shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuers or (2) no Person, other than the Permitted Holders, beneficially owns shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Parent.”

(c)    Section 1.01 of the Indenture, entitled “Definitions,” shall be modified by inserting or replacing, as applicable, in the proper alphabetical order to the list of defined terms, the following new defined terms and definitions:

“Acquisition” means the acquisition of the Parent pursuant to the Transaction Agreement, dated March 28, 2022, as amended on August 19, 2022 (as further amended, supplemented, waived or otherwise modified from time to time), by and among the Parent, Neptune Intermediate Jersey Limited and Neptune BidCo US Inc., which provides that Neptune BidCo US Inc. will acquire the entire issued and to be issued share capital of the Parent.

“Permitted Holders” means, at any time, (i) one or more investment funds affiliated with, controlled by or managed by Elliott Investment Management L.P. or Brookfield Asset Management Inc. and any funds, partnerships or other co-investment vehicles managed or advised by Elliott Investment Management L.P. or Brookfield Asset Management Inc. or any of their respective Affiliates other than any portfolio companies (collectively, the “Consortium”), (ii) any Person that forms a group for purposes of Section 13(d) of the Exchange Act (or any successor provision) with the Consortium; provided that, collectively, the Consortium, directly or indirectly, controls a majority of the ordinary voting power of the Capital Stock of the Parent beneficially owned by such group and (iii) any publicly-listed company so long as no Person, other than Permitted Holders described in clauses (i) and (ii) above, such publicly-listed company or any subsidiary of such publicly-listed company, beneficially owns shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Parent or such publicly-listed company.

(3)    Effectiveness; Operativeness. This Supplemental Indenture shall become a valid, binding and legal agreement enforceable in accordance with its terms between the parties hereto and effective when executed by the parties hereto; provided, however, that the amendments to the Indenture set forth herein shall become operative only at the first time and date at which the Issuers have notified the Trustee that Notes representing the Requisite Consents that were validly tendered (and not validly withdrawn) have been accepted for purchase by the Issuers, subject to the terms and conditions set forth in the Offer to Purchase, including that the Acquisition has been consummated in accordance with the terms and conditions set forth in the Transaction Agreement (such time and date, the “Operative Time”). The Issuers will notify the Trustee in writing (which may be by e-mail) of the occurrence of the Operative Time.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture shall be deemed to include electronic signatures or deliveries, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or physical delivery thereof, as the case may be.

(6)    Effect of Headings. The Section headings herein are for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NIELSEN FINANCE LLC

By:	/s/ Jana Palmaccio
Name: Jana Palmaccio Title: Vice President and Treasurer

NIELSEN FINANCE CO.

By:	/s/ Jana Palmaccio
Name: Jana Palmaccio Title: Vice President and Treasurer

Signature Page to First Supplemental Indenture to 5.875% Senior Notes due 2030 Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Luke Russell
Name: Luke Russell Title: Vice President

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk Title: Vice President

Signature Page to First Supplemental Indenture to 5.875% Senior Notes due 2030 Indenture